Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated September 28, 2020, with respect to the consolidated financial statements of Porch.com, Inc. included in the Registration Statement (Form S-1) and related Prospectus of Porch Group, Inc. for the registration of 52,139,994 shares of its common stock and warrants to purchase 5,700,000 shares of its common stock.

/s/ Ernst & Young LLP

Seattle, Washington

January 14, 2021